Exhibit 2.5 Description of Securities DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION Introduction Set forth below is a summary of certain information concerning Olink Holding AB (publ)'s (“us,” “our,” “we” or the “Company”) share capital as well as a description of certain provisions of our articles of association and relevant provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)). The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to our articles of association. Holders of American Depositary Shares (“ADSs”) do not have rights as shareholders of the Company. The rights of ADS holders are set forth in the Deposit Agreement, which includes the right to instruct the Depositary how to vote the deposited shares and the right to receive dividends and distributions. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.5 is a part, as well as to the applicable provisions of Swedish legislation on stock corporations. We encourage you to read our articles of association and applicable Swedish legislation on stock corporations carefully. General We were founded as a private limited company under the laws of Sweden on December 13, 2018 under the name Goldcup 18086 AB and registered with the Swedish Companies Registration Office on January 4, 2019. Our current company name Olink Holding AB (publ) was registered with the Swedish Companies Registration Office on January 27, 2021. Information about our organizational structure, including our significant subsidiaries is set forth in "Item 4 - Information on the Company" of our Form 20-F. Our registered office is located at c/o Olink Proteomics, Uppsala Science Park, SE-751 83, Uppsala, Sweden, and our telephone number is +46 (0)18 444 39 70. Common Shares Prior to our 2021 restructuring, our share structure comprised both common shares and preference shares of various classes and the value of our equity capital was allocated among the various classes of shares as set forth in our articles of association then in effect. In connection with our restructuring, which was approved by our shareholders on March 16, 2021, all existing preference shares and common shares were re-designated as common shares (with equal economic rights among them). As a consequence of this, those of our shareholders (including Knilo InvestCo AB) who held a proportionately higher number of preference shares compared to common shares received a disproportionately high allocation of value as a result of the redesignation of their preference shares into common shares as compared to their economic participation rights in the company prior to the re-designation. Our shareholders agreed that the disproportionate allocation of value should be adjusted in connection with our initial public offering by way of transfer of existing common shares among the shareholders. The disproportionate allocation of value, and hence the number of shares so required to be transferred by Knilo InvestCo AB to other shareholders, depended on the final offering price of our ADSs.

All of our outstanding common shares have been validly issued, fully paid and non-assessable, and are not redeemable or subject to any restrictions on transferability, and do not have any preemptive rights (Sw. företrädesrätt) other than under the Swedish Companies Act as described below. In accordance with our articles of association, all of the common shares are in one class of shares, denominated in SEK. The total number of authorized shares is 400,000,000, each with a quota (par) value of approximately SEK 2.43. Information regarding our issued and outstanding common shares can be found in the Notes to our Consolidated Financial Statements. Articles of Association Object of the Company Our object is set forth in Section 3 of our Articles of Association and is to directly and indirectly develop, manufacture, market and sell biotech products and services, and to conduct other related business. Powers of the Directors Our board of directors has the responsibility for our organization and the oversight of the management of our affairs. Furthermore, our board of directors supervises the performance of our chief executive officer and his or her actions. Our board of directors may exercise all powers that are not required under the Swedish Companies Act or under our articles of association to be exercised or taken by our shareholders. Number of Directors Our articles of association provide that our board of directors shall consist of three to nine members and no more than three deputy board members. Rights Attached to Shares All of the common shares have equal rights to our assets and earnings, and are entitled to one vote at the shareholders’ meeting. At the shareholders’ meeting, every shareholder may vote to the full extent of their shares held or represented, without limitation. Each common share entitles the shareholder to the same preferential rights related to issues of shares, warrants and convertible debentures relative to the number of shares they own and will have equal rights to dividends and any surplus capital upon liquidation. Shareholders’ rights will only be changed in accordance with the procedures set out in the Swedish Companies Act. Transfers of shares will not be subject to any restrictions. Preemptive Rights Under the Swedish Companies Act, shareholders of any class of shares will generally have a preemptive right to subscribe for shares and other equity related securities issued of any class in proportion to their shareholdings. Shareholders will have preferential rights to subscribe for new shares in proportion to the number of shares they own. If an offering is not fully subscribed for based on subscription rights, shares may be allocated to subscribers without subscription rights. The preemptive right to subscribe does not apply in respect of shares issued paid for with non-cash consideration or of shares issued pursuant to convertible debentures or warrants previously issued by the company. The preemptive right to subscribe for new shares may be set aside. A share issue with deviation from the shareholders’ preemptive rights may be resolved either by the shareholders at a shareholders’ meeting, or by the board of directors if the board resolution is preceded by an authorization therefor from the shareholders’ meeting. A resolution to issue shares with deviation from the shareholders’ preemptive rights and a resolution to authorize the board of directors to do the same must be passed by two-thirds of both the votes cast and the shares represented at the shareholders’ meeting resolving on the share issue or the authorization of the board of directors. Voting at Shareholder Meetings Under the Swedish Companies Act, shareholders entered into the shareholders’ register as of the record date are entitled to vote at a shareholder meeting (in person or by appointing a proxyholder). In accordance with our articles of association, shareholders must give notice of their intention to attend the shareholders’ meeting in accordance with the instructions of, and no later than the date specified in, the notice, which day may not be Sunday, another public holiday, Saturday, Midsummer's Eve, Christmas Eve or New Year's Eve and may not fall earlier than the fifth weekday before the general meeting. Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a shareholders’ meeting must request to be temporarily registered as a shareholder and entered into the shareholders’ register at the record date. The rights described herein do not apply to holders of ADSs. See “Description of American Depositary Shares” below. Shareholder Meetings The meeting of shareholders is our highest decision-making body and serves as an opportunity for our shareholders to make decisions regarding our affairs. Shareholders who are registered in the share register maintained by Euroclear Sweden AB six banking days before the meeting (excluding Saturdays, Sundays, Midsummer Eve, Christmas Eve, New Year’s Eve and holidays in accordance with the Swedish Public Holiday law (Sw. Lag (1989:253) om allmänna helgdagar) and nominees, who may continue to register voting rights up and until the fourth banking day, before the meeting, and which shareholders and nominees have notified us no later than the date specified in the notice described below, have the right to participate at our shareholders’ meetings, either in person or by a proxyholder. All shareholders will have the same participation and voting rights at shareholders’ meetings. At the annual shareholders’ meeting, inter alia, members of the board of directors are elected, and a vote is held on whether each individual board member and the chief executive officer will be discharged from any potential liabilities for the previous fiscal year. Auditors are elected as well. Decisions are made concerning adoption of annual reports, allocation of earnings, fees for the board of directors and the auditors, and other essential matters that require a decision by the meeting. Most decisions require a simple majority but the Swedish Companies Act dictates other thresholds in certain instances. See “— Differences in Corporate Law —  Shareholder Vote on Certain Transactions.” Shareholders will have the right to ask questions to our board of directors and managers at shareholders’ meetings which pertain to the business of the company and also have an issue brought forward at the meeting. In order for us to include the issue in the notice of the annual shareholders’ meeting, a request of issue discussion must be received by us normally seven weeks before the meeting. Any request for the discussion of an issue at the annual shareholders’ meeting shall be made to the board of directors. The board shall convene an extraordinary shareholders’ meeting, if an auditor, or if shareholders who together represent at least 10% of all shares in the Company, so demand in writing to discuss or resolve on a specific issue. The arrangements for the calling of shareholders’ meetings are described below in “— Differences in Corporate Law — Annual Shareholders’ Meeting” and “— Differences in Corporate Law — Special Meeting.”

Notices The Swedish Companies Act requirements for notice are described below in “— Differences in Corporate Law — Notices.” Subject to our articles of association, we must publish the full notice of a shareholders’ meeting by way of press release, on our website and in the Swedish Official Gazette, and must also publish an advertisement in the Svenska Dagbladet, a daily Swedish newspaper, that such notice has been published. The notice of the annual shareholders’ meeting will be published no sooner than six weeks and no later than four weeks before the date of the meeting. The notice for any extraordinary shareholders’ meeting during which a proposal to amend the Articles of Association will be addressed, must be published no sooner than six weeks and no later than four weeks before the date of the meeting. The notice must include an agenda listing each item that shall be voted upon at the meeting and a summary of each proposal that is not of minor significance for us. The notice of any other extraordinary shareholders’ meetings will be published no sooner than six weeks and no later than two weeks before the date of the meeting. Record Date Under the Swedish Companies Act, in order for a shareholder to participate in a shareholders’ meeting, the shareholder must have its shares registered in its own name in the share register on the sixth banking day, with the possibility for nominee registered shareholders to register voting rights up and until the fourth banking day, as described above prior to the date of the shareholders’ meeting. In accordance with section 6 of our articles of association, shareholders must give notice of their intention to attend the shareholders’ meeting no later than the date specified in the notice. This day may however not be Sunday, another public holiday, Saturday, Midsummer's Eve, Christmas Eve or New Year's Eve and may not fall earlier than the fifth weekday before the general meeting. Amendments to the Articles of Associations Under the Swedish Companies Act, an amendment of our articles of association requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of amendment; however, any amendment must be approved by not less than two-thirds of the votes cast and represented at the meeting. The board of directors is not allowed to make amendments to the articles of association absent shareholder approval. Federal Forum Provision in the Articles of Association Our articles of association provide that, unless we consent in writing to the selection of an alternative forum and without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act (2005:551), the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act (Federal Forum Provision). In addition, our articles of association provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock will be deemed to have notice of and consented to the Federal Forum Provision; provided, however, that our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. We recognize that the Federal Forum Provision may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of New York. Additionally, the Federal Forum Provision may limit our shareholders’ ability to bring a claim in a United States judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other United States or Swedish courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on shareholders who assert that the provision is not enforceable or invalid. The United States District Court for the Southern District of New York may also reach different judgments or results than would other courts, including courts where a shareholder considering a United States based action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders. Provisions Restricting Change of Control of Our Company Neither our articles of association nor the Swedish Companies Act contains any restrictions on change of control. Differences in Corporate Law The applicable provisions of the Swedish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of, inter alia, the Swedish Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. We are not subject to Delaware law but are presenting this description for comparative purposes. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Swedish law. Number of Directors Sweden. Under the Swedish Companies Act, a public limited company shall have a board of directors consisting of at least three directors. Not less than one-half of the directors shall be resident within the European Economic Area (unless otherwise approved by the Swedish Companies Registration Office). The actual number of board members shall be determined by a shareholders’ meeting, within the limits set out in the company’s articles of association. In addition, under certain circumstances employee representatives are entitled to be represented on the board of directors without an election at a shareholders’ meeting according to the Swedish Board Representation Act (Private Sector Employees) (Sw. lag (1987:1245) om styrelserepresentation för de privatanställda). Delaware. Under the Delaware General Corporation Law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws. The Delaware General Corporation Law does not address director independence, though Delaware courts have provided general guidance as to determining independence, including that the determination must be both an objective and a subjective assessment. Removal of Directors Sweden. Under the Swedish Companies Act, directors appointed at a shareholders’ meeting may be removed by a resolution adopted at a shareholders’ meeting, upon the affirmative vote of a simple majority of the votes cast.

Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause. Vacancies on the Board of Directors Sweden. Under the Swedish Companies Act, if a director’s tenure should terminate prematurely, the election of a new director may be deferred until the time of the next annual shareholders’ meeting, providing there are enough remaining directors to constitute a quorum. Delaware. Under the Delaware General Corporation Law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors. Annual Shareholders’ Meeting Sweden. Under the Swedish Companies Act, within six months of the end of each fiscal year, the shareholders shall hold an annual shareholders’ meeting at which the board of directors shall present the annual report and auditor’s report and, for a parent company which is obliged to prepare group accounts, the group accounts and the auditor’s report for the group, and the general meeting is to resolve on (i) the adoption of the income statement and balance sheet and, in a parent company that is required to prepare consolidated accounts, the consolidated income statement and the consolidated balance sheet, (ii) on dispositions regarding the company's profit or loss according to the approved balance sheet, and (iii) on whether to grant the CEO and the board of directors discharge from liability for the latest completed financial year. Shareholder meetings shall be held in the city stated in the articles of association. The minutes of a shareholders’ meeting must be made available to the shareholders at the office of the company no later than two weeks after the meeting and a copy of the minutes shall be sent to those shareholders who so request and who state their postal address. Delaware. Under the Delaware General Corporation Law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws. If a company fails to hold an annual meeting or fails to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date was designated, 13 months after either the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, whichever is later, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. The Delaware General Corporation Law does not require minutes of stockholders’ meetings to be made public. Special Meeting Sweden. Under the Swedish Companies Act, the board of directors shall convene an extraordinary shareholders’ meeting if a shareholder minority representing at least ten percent of the company’s shares or the auditor of the company so demands, and the board of directors may convene an extraordinary shareholders’ meeting whenever it believes reason exists to hold an extraordinary shareholders’ meeting prior to the next annual shareholders’ meeting. Delaware. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notices Sweden. Under the Swedish Companies Act, a shareholders’ meeting must be preceded by a notice. The notice of the annual shareholders’ meeting of shareholders and a notice including a proposal to amend the articles of association of any meeting of shareholders must be issued no sooner than six weeks and no later than four weeks before the date of the meeting. In general, notice of other extraordinary shareholders’ meetings must be issued no sooner than six weeks and no later than two weeks before the date of the meeting. Public companies must always notify shareholders of a shareholders’ meeting by an announcement in the Swedish Official Gazette, and advertisement in at least one Swedish nationwide newspaper specified in the articles of association, and by making the notice available on the company’s website. Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting. Preemptive Rights Sweden. Under the Swedish Companies Act, shareholders of any class of shares have a preemptive right to subscribe for shares issued of any class in proportion to their shareholdings. The preemptive right to subscribe does not apply in respect of shares issued for non-cash consideration or of shares issued pursuant to convertible debentures or warrants previously issued by the company. The preemptive right to subscribe for new shares may also be set aside by a resolution passed by two thirds of the votes cast and shares represented at the shareholders’ meeting resolving upon the issue. Delaware. Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock. Shareholder Vote on Certain Transactions Sweden. In matters which do not relate to elections and are not otherwise governed by the Swedish Companies Act or the articles of association, resolutions shall be adopted at the shareholders’ meeting by a simple majority of the votes cast. In the event of a tied vote, the chairman of the shareholders meeting shall have the casting vote. For matters concerning securities of the company, such as new share issuances, and other transactions such as mergers, and a change from a public to a private company (or vice-versa), the articles of association may only prescribe thresholds which are higher than those provided in the Swedish Companies Act. Unless otherwise prescribed in the articles of association, the person who receives the most votes in an election shall be deemed elected. In general, a resolution involving the alteration of the articles of association shall be valid only when supported by shareholders holding not less than two-thirds of both the votes cast and the shares represented at the shareholders’ meeting. The Swedish Companies Act lays out numerous exceptions for which a higher threshold applies, including restrictions on certain rights of shareholders, limits on the number of shares shareholders may vote at the shareholders’ meeting, directed share issues to directors, employees and other closely related parties, and changes in the legal relationship between shares. Delaware. Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires: (i) the approval of the board of directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter. Registration Rights Agreement This summary may not contain all of the information about the registration rights agreement that is important to you. We urge you to read carefully the registration rights agreement in its entirety as it is the legal document governing the registration rights. The summary of the material provisions of the registration rights agreement below is qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as Exhibit 2.3 to the Form 20-F. In connection with the closing of our initial public offering, we entered into a registration rights agreement with certain of our existing shareholders (for purposes of this section, the Existing Shareholders). Under this agreement, the following persons are entitled to registration rights: Knilo InvestCo AB or any of its assignees or successors (collectively, Knilo InvestCo) and the Existing Shareholders (together with Knilo InvestCo, for purposes of this section, the Holders). Demand registration rights. At any time following the later of 180 days after our initial public offering and the expiration of the lock-up period following our initial public offering or earlier if the underwriters waive certain lock-up restrictions, we will be required to file registration statements in respect of registrable securities held by Knilo InvestCo if Knilo InvestCo so requests as follows:  Long-Form registration. We will be required to effect an unlimited number of registrations for Knilo InvestCo on Form F-1 or Form S-1 at the request of Knilo InvestCo for all or any portion of its registrable securities (Long-Form Registration).  Short-Form registration. After we become eligible under applicable securities laws to file a registration statement on Form F-3 or Form S-3, as applicable, we will be required to effect an unlimited number of registrations at the request of Knilo InvestCo on Form F-3 or Form S-3 of all or any portion of its registrable securities (Short-Form Registration, and together with a Long- Form Registration, a Demand Registration). With respect to the above registrations, we will be required to, within three business days, give notice of a demand from Knilo InvestCo to the other Holders that will be entitled to registration rights and include their shares in the registration if they so request. If no request for inclusion from a Holder is received within three business days after we deliver a notice of such Demand Registration, such Holder shall have no further right to participate in such Demand Registration. A Holder who is, or who is controlled by any person who is, an employee of us or our subsidiaries may participate in a Demand Registration within the 12-month period immediately following the completion of our initial public offering, only if and to the extent the aggregate of (i) the registrable securities such Holder will include in such Demand Registration and (ii) the common shares such Holder has sold, transferred, assigned, distributed or otherwise conveyed prior to such Demand Registration does not exceed the 20% of the total common shares held by such Holder immediately prior to the completion of this offering (including any common shares such Holder sold in this offering, if any) (and where Knilo InvestCo will have the full and absolute discretion to determine the extent by which any cutbacks are required and which Holders will be affected), unless otherwise agreed by Knilo InvestCo. In the event that the managing underwriter advises in good faith that the number of securities requested to be included in a Demand Registration for an underwritten offering exceeds the number that can be sold in the market in an orderly fashion, in the case of a Demand Registration, the shares to be included shall be allocated as follows: (i) in the event that Knilo InvestCo, directly or indirectly, holds more than 20% of the common shares then outstanding, first, pro rata among participating Holders in the underwritten offering, including Knilo InvestCo, on the basis of the percentage of the registrable securities owned by such Holders, and second, the securities sought to be registered by us for our own account; or (ii) in the event Knilo InvestCo, directly or indirectly, holds 20% or less of the common shares then outstanding, first, any registrable securities for which inclusion in such Demand Registration was requested by Knilo InvestCo, second, pro-rata among the participating Holders (other than Knilo InvestCo) on the basis of the percentage of the registrable securities owned by such Holders, and third, the securities sought to be registered by us for own account. Frequency of Registrations. We will not be required to effect any Demand Registration requested during the 90-day period following the date of an underwritten offering initiated by us (other than pursuant to a registration statement on Form F-4, S-4 or S-8 or a Piggy-Back Underwritten Offering). There is no limit to the number of such registrations that Knilo InvestCo may request. We will be required to keep a Demand Registration effective for the lesser of 180 days and the time required to complete the distribution of all securities in the manner contemplated in connection with the Demand Registration. In addition, we will be able to delay effecting a Demand Registration or suspend the use of a registration statement or cease to permit the use of the prospectus included in a Demand Registration’s registration statement in certain instances with approval of our board of directors for a “valid business reason” (as defined in the registration rights agreement) twice in any 12-month period on each occasion for a period not to exceed 90 days and for periods not to exceed 120 days in the aggregate during any 12-month period. Piggy-back registration rights. The Holders also have the right to request the inclusion of their registrable securities in any registration statements filed by us in the future for the purposes of a public offering, subject to specified exceptions (each such offering, a Piggy-Back Underwritten Offering). A Holder may participate in a Piggy-Back Underwritten Offering only if Knilo InvestCo will participate in the same offering. In the event that the Knilo InvestCo withdraws from a Piggy-Back Underwritten Offering, all the other participating Holders will be deemed to have been withdrawn from such offering. A Holder who is, or who is controlled by any person who is, an employee of us or our subsidiaries may participate in a Piggy-Back Underwritten Offering within the 12-month period immediately following the completion of this offering, only if and to the extent the aggregate of (i) the registrable securities such Holder will include in such Piggy-Back Underwritten Offering and (ii) the common shares such Holder has sold, transferred, assigned, distributed or otherwise conveyed prior to such Piggy-Back Underwritten Offering does not exceed the 20% of the total common shares held by such Holder immediately prior to the completion of this offering (including any common shares such Holder sold in this offering, if any) (and where Knilo InvestCo will have the full and absolute discretion to determine the extent by which any cutbacks are required and which Holders will be affected), unless otherwise agreed by the Knilo InvestCo. In the event that the managing underwriter advises in good faith that the number of shares proposed to be included exceeds the number which can be sold in the market in an orderly fashion, the shares to be included in the registration statement shall be allocated as follows: (i) in the event that Knilo InvestCo, directly or indirectly, holds more than 20% of the common shares then outstanding, first, the securities we propose to issue and sell for our own account, and second, the registrable securities requested to be included in such registration, pro rata among the participating Holders of such registrable securities on the basis of the number of registrable shares owned by each participating Holders; or (ii) in the event that Knilo InvestCo, directly or indirectly, holds 20% or less of the common shares then outstanding, first, the securities we propose to issue and sell for our own account, second, any registrable securities for which inclusion in such piggy-back registration was requested by Knilo InvestCo, and third, pro-rata among the participating Holders (other than Knilo InvestCo) on the basis of the percentage of the registrable securities owned by such participating Holders.

Termination. All registration rights granted to any Holder will terminate when no registrable securities are outstanding. Expenses. We will pay all expenses in carrying out the above registrations, including the reasonable fees and expenses of counsel for the Holders participating in a registration as a group. Shareholder Agreement The summary of the material provisions of the shareholder agreement below is qualified in its entirety by reference to the shareholder agreement, a copy of which is filed as Exhibit 2.4 to the Form 20-F. This summary may not contain all of the information about the shareholder agreement that is important to you. We urge you to read carefully the shareholder agreement in its entirety. In connection with the closing of our initial public offering, we entered into a shareholder agreement with certain of our existing minority shareholders (and where relevant, their ultimate owners) (for purposes of this section, the Minority Holders) and Knilo InvestCo AB (or any of its assignees or successors) (collectively, Knilo InvestCo), under which each Minority Holder agreed to certain transfer restrictions on their shares, warrants, convertible debentures and other equity, equity-related or similar instruments of any kind (including ADSs) and any other instruments that can be converted into or given a right to subscribe or purchase any of the aforementioned instruments, and in relation to the instruments issued by us, that are not listed on a stock exchange (collectively, “equity instruments” for purposes of this section) and grant Knilo InvestCo the right to acquire their equity instruments in the event that such Minority Holder ceases to be a director, officer or employee of us (or our subsidiaries) during a certain period. Transfer restrictions. Subject to certain permitted sales (including under the registration rights agreement), the Minority Holders (and their ultimate owners, as relevant) will not sell or otherwise dispose of their equity instruments for a period of up to 12 months after the completion of our initial public offering without the prior written consent of Knilo InvestCo. Call options. Certain of the Minority Holders will be required to offer their equity instruments for sale to Knilo InvestCo for a consideration equal to the lower of the acquisition cost and the fair market value of the relevant equity instruments if the relevant Minority Holder ceases to be a director, officer or employee of us (or our subsidiaries) during a certain period of time (generally up to 12 months after the completion of our initial public offering). Drag-along and tag-along. The Minority Holders are subject to drag-along obligations and tag-along rights on a pro rata basis with Knilo InvestCo in the case of a sale of equity instruments representing more than 50% of the votes of all equity instruments. Power of attorney. The Minority Holders will appoint each of Knilo InvestCo (and its representatives) and the Minority Holders’ representative to vote at general meetings of our shareholders. Termination. The shareholder agreement will terminate in relation to a Minority Holder upon such Minority Holder ceasing to hold equity instruments in us. The shareholder agreement will terminate in relation to all parties upon (i) written notice of termination by Knilo InvestCo or (ii) Knilo InvestCo (or its affiliates) ceasing to hold an interest in us. Stock Exchange Listing Our ADSs are listed on The Nasdaq Global Market under the symbol “OLK”.

Transfer Agent and Registrar of Shares Our share register is maintained by Euroclear Sweden AB. The share register reflects only record owners of our common shares. Holders of the ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the common shares underlying the ADSs. Holders of the ADSs have a right to receive the common shares underlying their ADSs subject to the terms and conditions of the deposit agreement. For discussion on the ADSs and ADS holder rights, see “Description of American Depositary Shares” below. DESCRIPTION OF AMERICAN DEPOSITARY SHARES American Depositary Shares The Bank of New York Mellon is depositary for our American Depositary Shares, also referred to as ADSs. Each ADS represents one common share (or a right to receive one common share) deposited with The Bank of New York Mellon, acting through an office located in the United Kingdom, as custodian for the depositary. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286. You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings. As an ADS holder, you are not treated as one of our shareholders, and you will not have shareholder rights. Swedish law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement, a copy of which is filed as Exhibit 2.1 to the Form 20-F, and the form of ADR, a copy of which is filed as Exhibit 2.2 to the Form 20-F.

Dividends and Other Distributions How will you receive dividends and other distributions on the shares? The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent. Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution. Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution. Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. and Swedish securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws and/or

Swedish securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you. Deposit, Withdrawal and Cancellation How are ADSs issued? The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit. How can ADS holders withdraw the deposited securities? You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities. How do ADS holders interchange between certificated ADSs and uncertificated ADSs? You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs. Voting Rights How do you instruct the Depositary how to vote the deposited shares represented by your ADSs? ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Sweden and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so. Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested. In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon in connection with and as soon as practically possible after we have given notice to our shareholders. Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish. If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs. If there is any change in the deposited securities such as a sub-division, share split or reverse share split, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs. If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination How may the deposit agreement be amended? We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. How may the deposit agreement be terminated? The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if: ● 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment; ● we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market; ● we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States; ● the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933; ● we appear to be insolvent or enter insolvency proceedings; ● all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities; ● there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or ● there has been a replacement of deposited securities. If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date. After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph. Limitations on Obligations and Liability Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary: ● are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs; ● are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement; ● are not liable if we or it exercises discretion permitted under the deposit agreement; ● are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement; ● have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; ● may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; ● are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and ● the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit. In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Requirements for Depositary Actions Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

● payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities; ● satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and ● compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents. The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so. Your Right to Receive the Shares Underlying your ADSs ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except: ● when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares; ● when you owe money to pay fees, taxes and similar charges; or ● when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations or our articles of association that apply to ADSs or to the withdrawal of shares or other deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement. Direct Registration System In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer. In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs. Jury Trial Waiver The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.